EXHIBIT 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Andre K. Walker
713-830-8883	713-830-8775
norma.dunn@calpine.com	andrew@calpine.com

Calpine Closes $1.3 Billion Senior Secured Term Loan
Refinances Project Debt at Lower Rate while Simplifying Capital Structure

HOUSTON, Texas – March 9, 2011 – Calpine Corp. (NYSE: CPN) announced today that it has closed on a $1.3 billion first lien senior secured term loan (“Term Loan”).  The Term Loan, which amortizes at a rate of 1% per year, bears interest at LIBOR plus 3.25% per annum (subject to a LIBOR floor of 1.25%) and matures in 2018.

Calpine utilized the proceeds of the Term Loan to retire the $1.4 billion credit agreement belonging to its wholly owned subsidiary, New Development Holdings, LLC (“NDH”), which includes the repayment of approximately $1.3 billion of term loan debt and the termination of a $100 million revolving credit facility.  The NDH credit facility was originally established to partially fund Calpine’s 2010 acquisition of its Mid-Atlantic fleet, which added nearly 4,500 MW of capacity in the strategically targeted PJM power market.  The NDH project debt, which is now fully retired, bore interest at a rate of LIBOR plus 5.50% per annum (subject to a LIBOR floor of 1.50%).

“Calpine’s new Term Loan contains unprecedented investment-grade bond covenant flexibility while preserving the most attractive features of the loan product.  This refinancing accomplishes two important objectives,” said Todd Thornton, Calpine’s Treasurer and Vice President, Finance.  “First and foremost, it reduces our cost of debt.  Secondly, it simplifies our capital structure by bringing debt up to the corporate level, eliminating the need for subsidiary level reporting and the potential for cash to be trapped at the project.  This transaction demonstrates our continued ability to strategically access capital markets.”

Morgan Stanley, Goldman Sachs, Citi, Credit Suisse and Deutsche Bank acted as lead arrangers on the transaction.

About Calpine

Founded in 1984, Calpine Corporation is a major U.S. power company, currently capable of delivering approximately 28,000 megawatts of clean, cost-effective, reliable and fuel-efficient power from its 92 operating plants to customers and communities in 20 U.S. states and Canada. Calpine Corporation is committed to helping meet the needs of an economy that demands more and cleaner sources of electricity. Calpine owns, leases and operates primarily low-carbon, natural gas-fired and renewable geothermal power plants. Using advanced technologies, Calpine
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Calpine Closes $1.3 Billion Senior Secured Term Loan
March 9, 2011

generates power in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit our website at www.calpine.com for more information.

Forward-Looking Information

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning expected financial performance and strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine's reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2010.  These filings are available by visiting the Securities and Exchange Commission's web site at www.sec.gov or Calpine's web site at www.calpine.com. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Calpine undertakes no obligation to update any such statements.

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